Exhibit 99.1

TMC Provides Second Quarter 2026 Corporate Update

NEW YORK, August 13, 2026 — TMC the metals company Inc. (Nasdaq: TMC) (“TMC” or “the Company”), a leading developer of the world’s largest resource of critical metals essential to energy, defense, manufacturing and infrastructure, today provided a corporate update and second quarter financial results for the period ended June 30, 2026.

Q2 2026 Financial Highlights

•	Current liquidity available from our cash on hand and our credit facilities of approximately $143 million as of June 30, 2026

•	$20.1 million cash used in operations for the quarter ended June 30, 2026, which included $9 million in withholdings related to equity awards collected at the end of March 2026 and remitted in early April 2026

•	Net loss of $60.1 million and net loss per share of $0.14 for the quarter ended June 30, 2026

U.S. Government Funding Update

•	The Company is actively engaged in funding processes with multiple U.S. agencies named in President Trump's Executive Order 14285 regarding plans to build nodule processing and refining capacity in the United States

•	While these processes continue confidentially, the Company does not currently intend to pursue other capital market transactions until such time as one or more of these processes are completed

•	The Company will provide more substantive detail at the appropriate time

TMC USA’s Applications Continue Progressing Through NOAA Review

•	TMC USA’s consolidated USA-A application and USA-B exploration license application continue to progress through NOAA’s review under DSHMRA and its implementing regulations

•	Based on NOAA guidance, the Company continues to expect the permit in advance of targeted Q4 2027 offshore collection system commissioning; the rigor of NOAA’s review supports the permit’s long-term durability and legal defensibility and reinforces the high standards applicable to all applicants

•	The Company’s USA-A area covers approximately 65,000 km² with an estimated 619 million tonnes of wet nodules and potential exploration upside of an additional 200 million tonnes; the USA-B area covers approximately 122,000 km² and hosts an estimated 1.02 billion tonnes of polymetallic nodules

Strategic Partnerships Progress Key Offshore and Onshore Developments

•	On July 21, 2026, TMC USA entered into a Master Services Agreement with Mariana Minerals for a phased program to advance a proposed polymetallic nodule processing and refining industry park at the Port of Brownsville, Texas, beginning with mobilization, concept development and technical design work to establish plant feasibility and design basis — building on the internal prefeasibility study commissioned by TMC USA from a third-party engineering firm

•	Allseas continued engineering, project management and vessel-use activities during the second quarter of 2026 under its definitive agreement with TMC to develop, commission and operate the Hidden Gem commercial nodule collection system, designed for a nameplate capacity of 3.0 million wet tonnes per annum

•	On July 22, 2026, TMC signed a Mutual Master Services Agreement (“MMSA”) with U.S. exploration company Eco Minerals intended to expand TMC’s offshore capabilities through exclusive vessel charter access and advanced seafloor mapping, sampling and autonomous survey services, while enabling the companies to jointly pursue third-party opportunities. Under the agreement, TMC will provide Eco Minerals with environmental and regulatory advisory services. Under a separate MoU, TMC USA has provided Eco Minerals with a non-binding offtake for Eco Minerals’ nodules to be processed in TMC USA’s planned U.S. facility with Mariana Minerals, subject to definitive agreements, government financing and required approvals.

U.S. Reaffirms Its Right to Exercise High Seas Freedoms as ITLOS Protects NORI and TOML’s Due Process Rights

•	Last month at the ISA proceedings in Kingston, Jamaica, the United States strongly reiterated that it is not a party to UNCLOS and does not regard Part XI or the 1994 Agreement as customary international law

•	On July 18, 2026, the Seabed Disputes Chamber of the International Tribunal for the Law of the Sea (“ITLOS”) prescribed provisional measures recognizing the rights of the Company’s subsidiaries, Nauru Ocean Resources Inc. (“NORI”) and Tonga Offshore Mining Limited (“TOML”), to due process and fair treatment in their proceedings against the ISA

ISA Approves NORI’s Exploration Contract Extension

•	On July 20, 2026, the ISA Council approved by consensus a five-year extension of NORI's exploration contract in the Clarion-Clipperton Zone

Gerard Barron, Chairman & CEO of TMC, commented: “The regulatory picture is becoming clearer as our applications continue to progress through NOAA’s review process. There has been a delay of a few months in the USA-A consolidated application certification process, but we remain confident that the permit will arrive well in advance of offshore vessel commissioning by the end of 2027, which we believe remains the critical path for production start. The rigor of NOAA’s review is ultimately helpful for the permit’s legal defensibility in the coming decades.

The United States has strongly reiterated through its engagement at the ISA its longstanding position that it is not a party to UNCLOS, and that ‘the United States is not bound by Convention rules dealing with seabed mining through the International Seabed Authority.’ That clarity matters as America moves to develop these critical seabed resources responsibly under U.S. law.

Our planned operations are taking shape offshore and onshore. Allseas is moving from commercial framework to execution, carrying out the engineering, project management and vessel work needed to transform the Hidden Gem from a successful pilot into an integrated commercial production system. We believe our agreement with Eco Minerals gives us greater access to survey vessel and AUV capacity needed to explore effectively, while opening the door to joint projects and potential processing collaboration as those opportunities mature. Onshore, TMC USA is moving forward with Mariana Minerals as part of its owner’s team for a phased program at the Port of Brownsville, beginning with concept development and technical design work to establish plant feasibility, design basis, key trade-offs and targets for the operating agreement. As I’ve said before, our future onshore capital spending domestically is contingent on a majority of the funding coming from U.S. government sources. The momentum is continuing with advanced funding processes in progress with multiple U.S. agencies.

Finally, I was pleased to be invited to Washington, D.C. last week for the President’s American Mining Roundtable, which included significant airtime for seafloor resources and further underscored what the U.S. State Department reiterated in July at the ISA meeting: ‘responsible seabed mineral development is a strategic national security and economic priority.’

A secure U.S. critical seabed minerals supply chain is moving from policy ambition to physical execution, and TMC is proud to play a leading role.”

Operational Highlights

TMC USA Enters into MSA with Mariana Minerals

On July 21, 2026, TMC USA entered into a Master Services Agreement with Mariana Minerals for a phased program to advance a proposed polymetallic nodule processing and refining industry park at the Port of Brownsville, Texas, beginning with mobilization, concept development and technical design work to establish plant feasibility and design basis, as well as a trade-off and opportunity assessment program for Phase 1, Stage 1 of the proposed onshore nodule processing facility in the Port of Brownsville, Texas.

TMC and Eco Minerals Enter Exclusive Offshore Survey and Exploration Services Agreement

On July 22, 2026, TMC and Eco Minerals entered into a Mutual Master Services Agreement under which Eco Minerals will serve, subject to vessel availability, as TMC’s exclusive provider of vessel charter and marine survey services, including advanced seafloor mapping, sampling and autonomous survey capabilities. TMC will provide Eco Minerals with environmental and regulatory advisory services, drawing on its offshore assessment and permitting experience. The companies may jointly pursue third-party survey and exploration services opportunities. The agreement builds on an existing memorandum of understanding identifying TMC as a potential processing partner for Eco Minerals, subject to a standards-compliant prefeasibility study, due diligence, definitive agreements and required regulatory approvals.

TMC USA’s USA-A and USA-B Applications Continue Through DSHMRA Review

NOAA’s review of TMC USA’s consolidated USA-A exploration license and commercial recovery permit application and USA-B exploration license application continues under DSHMRA and its implementing regulations. NOAA formally certified the USA-B application on May 26, 2026; certification is an intermediate eligibility determination, not the final issuance of a license or permit. The rigor of NOAA’s review supports the long-term durability and legal defensibility of any licenses or permits issued and reinforces the high standards applicable to all applicants. The USA-A application area covers approximately 65,000 km² of seafloor and contains an estimated 619 million tonnes of polymetallic nodules, with potential upside of approximately 200 million additional tonnes; the USA-B application area covers approximately 122,000 km² of seafloor and hosts an estimated 1.02 billion tonnes of polymetallic nodules based on TMC’s Technical Report Summary for the Initial Assessment published in August 2025.

International Tribunal for the Law of the Sea Unanimously Orders ISA to Respect NORI and TOML’s Due Process Rights. NORI Exploration Contract Renewed

On July 18, 2026, the Seabed Disputes Chamber of ITLOS ordered the prescription of provisional measures to protect the rights of our subsidiaries, NORI and TOML, in their proceedings against the ISA. In the first contentious cases ever decided by the Chamber under Part XI of UNCLOS, the Chamber confirmed its jurisdiction, recognized that NORI and TOML have rights to due process and fair treatment, found a real and imminent risk of irreparable prejudice to those rights, and prescribed provisional measures requiring the ISA to act in accordance with the applicable legal framework, including rules of due process.

Following the ruling, the ISA Council approved by consensus a five-year extension of NORI’s exploration contract in the Clarion-Clipperton Zone. Together, TMC believes these decisions provide greater regulatory certainty for NORI and its Sponsoring State, Naoero (formerly known as Nauru), and demonstrate that ITLOS is a vital part of the institutional machinery established under UNCLOS, ensuring critical oversight and accountability.

NOAA Certifies TMC USA’s USA-B Exploration License Application

On May 26, 2026, NOAA formally certified the USA-B exploration license application submitted by our U.S. subsidiary, TMC USA. Certification is an intermediate determination by NOAA confirming an applicant’s eligibility (based on financial responsibility, technological capability, prior obligations, and plan adequacy) for an exploration license or commercial recovery permit, but it is not the final issuance of that license or permit.

TMC and Allseas Sign Commercial Agreement for the First Offshore Nodule Recovery Operation

On May 11, 2026, we announced that we had signed a Contract for Development Work and Commercial Production with our strategic partner and investor Allseas, a global leader in offshore pipeline installation, heavy lift and subsea construction, for the development, commissioning and operation of the first commercial polymetallic nodule collection system. The agreement establishes the commercial framework for advancing offshore nodule recovery operations and builds on the successful pilot collection test completed in 2022. The commercial system is expected to have a nameplate production capacity of 3.0 million wet tonnes of nodules per annum, with commissioning targeted to begin in Q4 2027, subject to regulatory approvals.

NOAA Determines TMC USA’s Consolidated Deep-Seabed Mining Application for USA-A Area is in Full Compliance

On April 28, 2026, NOAA determined that the consolidated application by our subsidiary, TMC USA, for an exploration license and commercial recovery permit for the USA-A area under DSHMRA is in full compliance with the requirements of the Act and its implementing regulations, marking a key step in the U.S. regulatory and permitting process. The news follows the earlier determination of substantial compliance of the application on March 6, 2026, and represents another step along the path of regulatory milestones.

TMC Subsidiaries Submit Massive Deep-Sea Dataset to Public Database as Company Launches Video Series on Findings of Environmental Research

On April 15, 2026, we announced that our subsidiaries, NORI and TOML, had submitted extensive environmental datasets to the ISA’s DeepData database, covering a decade of exploration activities in the Clarion-Clipperton Zone. The submission includes data from 777 equipment deployments and more than 4,800 environmental samples, generating approximately 76,000 biological records and 69,185 geochemical data points across the full water column and seafloor environment. Key findings are showcased in a new video series demonstrating how the data addresses environmental concerns and how innovation has reduced the impact footprint of TMC’s collection system versus legacy technology.

Industry Update

The Metals Royalty Co. (Nasdaq: TMCR) Begins Public Trading

On April 8, 2026, The Metals Royalty Co. began public trading (Nasdaq: TMCR). TMCR has a 2.0% Gross Overriding Royalty on the NORI area from a 2023 transaction which was previously announced. As part of the agreement, TMC was granted an equity stake in TMCR, which currently represents 22.4% of TMCR’s outstanding equity following our additional investment in TMCR in May 2026. TMC retains the right to repurchase up to 75% of the NORI Royalty at an agreed capped return, exercisable in two transactions, between the second and the tenth anniversary of the agreement. If both repurchase transactions are executed, TMCR’s remaining gross overriding royalty on the NORI project revenue will be 0.5%.

U.S. Department of State Commentary at ISA and UN Meetings

The U.S. has once again reminded the world of the strategic opportunity presented by the responsible development of deep seabed minerals, and its clear and longstanding legal right to regulate their exploration and commercial recovery in the high seas. In a statement delivered last month at the ISA, the U.S. State Department commented:

“For the United States, responsible seabed mineral development is a strategic national security and economic priority; we view seabed minerals in the broader context of critical mineral supply chain security. Global demand for critical minerals is rising rapidly, and diversified supply chains are necessary for geopolitical and economic stability. Humankind depends on modern technologies. It is prudent that we acknowledge that ocean resources can meet this demand with impacts significantly lower than many land-based alternatives.”

Financial Results Overview

At June 30, 2026, we held cash of approximately $98.7 million and held no financial debt. We believe that our cash position will be sufficient to meet our working capital and capital expenditure commitments for at least the next twelve months from today.

We reported a net loss of approximately $60.1 million, or $0.14 per share, for the quarter ended June 30, 2026, compared to a net loss of $74.3 million, or $0.20 per share, for the quarter ended June 30, 2025. Exploration and evaluation expenses during the quarter ended June 30, 2026 were $56.1 million compared to $10.5 million for the quarter ended June 30, 2025. The second quarter of 2026 included $37.2 million in settlement of initial costs and other negotiated costs owed to Allseas following the signing of a development and operating agreement, higher share-based compensation expense and an increase in prefeasibility study costs.

General and administrative expenses were $15.6 million for the quarter ended June 30, 2026, compared to $11.5 million for the quarter ended June 30, 2025, reflecting higher share-based compensation and payroll costs.

Conference Call

We will hold a conference call on August 13, 2026, at 4:30 p.m. ET to provide an update on recent corporate developments and second quarter 2026 financial results.

Second Quarter 2026 Conference Call Details

Date:	August 13, 2026

Time:	4:30 p.m. ET

Audio-only Dial-in:	Register Here

Virtual webcast with slides:	Register Here

The virtual webcast will be available for replay in the ‘Investors’ tab of the Company’s website under ‘Investors’ > ‘Media’ > ‘Events and Presentations’, approximately two hours after the event.

The Metals Company is a developer of lower-impact critical metals from seafloor polymetallic nodules, on a dual mission: (1) supply metals for energy, defense, manufacturing and infrastructure with net positive impacts compared to conventional production routes and (2) trace, recover and recycle the metals we supply to help create a metal commons that can be used in perpetuity. The Company has conducted more than a decade of research into the environmental and social impacts of offshore nodule collection and onshore processing. More information is available at www.metals.co.

Contacts

Media | media@metals.co

Investors | investors@metals.co

Forward-Looking Statements

This press release contains forward-looking statements and information within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as anticipates, believes, could, estimates, expects, intends, may, plans, possible, potential, should, will, would and variations of these words or similar expressions, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, but are not limited to, statements with respect to: the Company's strategy to pursue exploration and commercial recovery of seafloor polymetallic nodules under the U.S. regulatory regime; the anticipated certification, public notice, public comment, environmental review, including the EIS process, and final determination process for the consolidated application submitted to NOAA under DSHMRA and for the USA-B exploration license application, including the scoping and EIS process initiated by the Notice of Intent; the anticipated scope, timing and outcome of NOAA's review of the consolidated application and the USA-B exploration license application; the Company's expectation that the NOAA process will conclude in advance of offshore vessel commissioning; the expected development, commissioning and operation of the first commercial nodule collection system under the Agreement with Allseas, including the nameplate production capacity of 3.0 million wet tonnes per annum and the expected timing of system commissioning in Q4 2027; the phased program with Mariana Minerals to advance a proposed U.S.-based nodule processing and refining industry park at the Port of Brownsville, Texas, including the establishment of plant feasibility and design basis; the Company's expectation that future onshore capital spending will be contingent on a majority of the funding coming from U.S. government sources, and the status and outcome of funding processes with multiple U.S. government agencies; the Company's belief that its total liquidity will be sufficient to meet its working capital and capital expenditure commitments for at least the next twelve months; the Company's expectation that its first-mover positioning will enable it to help accelerate the development of a broader U.S.-led nodule industry, including the potential to process third-party nodules in the future; the anticipated benefits of the Mutual Master Services Agreement with Eco Minerals, including exclusive vessel charter access and survey capabilities, the joint pursuit of third-party opportunities and potential processing collaboration, in each case subject to vessel availability, definitive agreements, government financing and required approvals; the estimated resource potential of the USA-A and USA-B areas, including estimated nodule tonnages and potential exploration upside, and the resource estimates described in the Company's technical reports; the anticipated effect of the provisional measures prescribed by the Seabed Disputes Chamber of ITLOS and of the ISA Council's approval of the five-year extension of NORI's exploration contract, including the expectation that these decisions provide greater regulatory certainty. The Company may not actually achieve the plans, intentions or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various factors, including, among other things: the scope, timing and outcome of NOAA's review of the consolidated application and the USA-B exploration license application, including the conduct of the environmental review under the National Environmental Policy Act, the nature and volume of public comments received, the absence of any mandatory statutory deadline under DSHMRA and the risk of further delay; the terms of any exploration license or commercial recovery permit ultimately granted, including the risk that the terms, conditions and restrictions imposed are more restrictive than anticipated; potential legal challenges in U.S. courts by third parties claiming to be adversely affected or aggrieved by NOAA's actions; the need for continued U.S. policy support and the effect of shifts in political priorities, legal interpretations or agency leadership, and opposition to deep-seabed mining from governments, non-governmental organizations and other third parties; the ability to obtain an exploitation contract from the International Seabed Authority or permits from the U.S. government, risks related to the Company's dual-path permitting strategy, the ISA's response to the provisional measures prescribed by the Seabed Disputes Chamber of ITLOS and the outcome of the proceedings brought by NORI and TOML against the ISA; the successful continuation of the Company's alliance with Allseas, including under the commercial agreement described in this press release, and Allseas' ability to perform as expected; the development, testing, integration, scaling, commissioning and operation of the offshore collection system and its key components; the performance of other contractors and counterparties, including the risks that the Mariana Minerals phased program does not proceed beyond its initial stage or does not establish plant feasibility on acceptable terms and that the definitive agreements contemplated with Eco Minerals are not entered into; changes in environmental, mining and other applicable laws and regulations; the availability of and access to capital on acceptable terms and the sufficiency of the Company's cash, including for amounts needed to fund its share of costs under the commercial agreement described in this press release, and the Company's dependence on U.S. government funding for a majority of onshore capital spending and the risk that U.S. government funding processes do not result in awards with terms, conditions or contingencies favorable to the Company; risks related to strategic partnerships and technology sharing; uncertainties relating to processing nodules at commercial scale and to the accuracy of resource estimates; metals price volatility; the outcome of any pending or future litigation; and other risks and uncertainties described in greater detail in the section entitled Risk Factors in the Company's Annual Report on Form 10-K for the year ended December 31, 2025, filed with the U.S. Securities and Exchange Commission on March 31, 2026, in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed on May 14, 2026, and in the Company's subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and the Company expressly disclaims any obligation to update any forward-looking statements contained herein, whether because of any new information, future events, changed circumstances or otherwise, except as otherwise required by law.

TMC the metals company Inc.
Condensed Consolidated Balance Sheets (in thousands of US Dollars, except share amounts) (Unaudited)
	As at June 30, 2026	As at December 31, 2025
ASSETS
Current
Cash	$98,655	$117,633
Receivables and prepayments	2,752	3,049
	101,407	120,682
Non-current
Exploration assets	42,951	42,951
Equipment	441	519
Software development costs	2,267	2,125
Right-of-use asset	953	1,907
Investments	32,842	13,447
	79,454	60,949

TOTAL ASSETS	$180,861	$181,631

LIABILITIES
Current
Accounts payable and accrued liabilities	$52,096	$46,048
Warrant liability	527	13,351
	52,623	59,399
Non-current
Deferred tax liability	10,675	10,675
Royalty liability	145,000	145,000
	155,675	155,675

TOTAL LIABILITIES	$208,298	$215,074

EQUITY
Common shares (unlimited shares, no par value – issued: 433,726,201 (December 31, 2025–422,966,333))	707,361	681,343
Additional paid in capital	298,406	237,696
Accumulated other comprehensive loss	(1,203)	(1,203)
Deficit	(1,032,001)	(951,279)
TOTAL EQUITY	(27,437)	(33,443)

TOTAL LIABILITIES AND EQUITY	$180,861	$181,631

TMC the metals company Inc.
Condensed Consolidated Statements of Loss and Comprehensive Loss (in thousands of US Dollars, except share and per share amounts) (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
Operating expenses
Exploration and evaluation expenses	$56,088	$10,496	$69,345	$20,011
General and administrative expenses	15,629	11,479	36,354	19,979
Operating loss	71,717	21,975	105,699	39,990

Other items
Charge on Allseas settlement	7,868	-	7,868	-
Nauru warrant cost	-	33,079	-	33,079
Equity-accounted investment loss (income)	1,525	(89)	4,523	(54)
Gain on dilution of investment	(18,469)	-	(23,071)	-
Change in fair value of warrant liability	(2,162)	16,229	(12,824)	16,670
Foreign exchange loss (gain)	(146)	2,461	(836)	3,556
Interest income	(1,040)	(147)	(2,176)	(166)
Fees and interest on borrowings and credit facilities	714	833	1,379	1,854

Loss and comprehensive loss for the period, before tax	$60,007	$74,341	$80,562	$94,929

Income tax expense	116	-	160	-

Net loss and comprehensive loss for the period, after tax	$60,123	$74,341	$80,722	$94,929
Net loss per share
- Basic and diluted	$0.14	$0.20	$0.19	$0.27

Weighted average number of common shares outstanding – basic and diluted	433,243,064	366,626,500	429,656,793	356,045,231

TMC the metals company Inc.

Condensed Consolidated Statements of Changes in Equity

(in thousands of US Dollars, except share amounts)

(Unaudited)

	Common Shares		Preferred Shares	Special Shares	Additional Paid in Capital	Accumulated Other Comprehensive Loss	Deficit	Total
Three months ended June 30, 2026	Shares	Amount
April 1, 2026	433,188,187	$705,287	$-	$-	$240,446	$(1,203)	$(971,878)	$(27,348)
Conversion of restricted share units, net of shares withheld for taxes	512,823	1,992	-	-	(1,992)	-	-	-
Share purchase under Employee Share Purchase Plan	25,191	82	-	-	(26)	-	-	56
Allseas obligation settled with equity	-	-	-	-	43,176	-	-	43,176
Share-based compensation and expenses settled with equity	-	-	-	-	16,802	-	-	16,802
Loss for the period	-	-	-	-	-	-	(60,123)	(60,123)
June 30, 2026	433,726,201	$707,361	$-	$-	$298,406	$(1,203)	$(1,032,001)	$(27,437)

	Common Shares		Preferred Shares	Special Shares	Additional Paid in Capital	Accumulated Other Comprehensive Loss	Deficit	Total
Three months ended June 30, 2025	Shares	Amount
April 1, 2025	356,617,022	$495,804	$-	$-	$140,656	$(1,203)	$(652,023)	$(16,766)
Issuance of shares and warrants to Korea Zinc, net of expenses	19,623,376	71,686	-	-	13,432	-	-	85,118
Issuance of shares and warrants under 2025 Registered Direct Offering, net of expenses	9,000,000	17,640	-	-	12,087	-	-	29,727
Shares issued from ATM	4,567,770	9,222	-	-	-	-	-	9,222
Exercise of Class A warrants	250,000	724	-	-	3,053	-	-	3,777
Exercise of Class B warrants	4,833,096	6,451	-	-	(3,801)	-	-	2,650
Conversion of restricted share units, net of shares withheld for taxes	1,539,397	3,254	-	-	(3,254)	-	-	-
Exercise of stock options	712,124	1,453	-	-	(991)	-	-	462
Share purchase under Employee Share Purchase Plan	12,533	12	-	-	(2)	-	-	10
Nauru Warrant Cost	-	-	-	-	33,079	-	-	33,079
Share-based compensation and expenses settled with equity	-	-	-	-	8,922	-	-	8,922
Loss for the period	-	-	-	-	-	-	(74,341)	(74,341)
June 30, 2025	397,155,318	$606,246	$-	$-	$203,181	$(1,203)	$(726,364)	$81,860

TMC the metals company Inc.

Condensed Consolidated Statements of Changes in Equity

(in thousands of US Dollars, except share amounts)

(Unaudited)

	Common Shares		Preferred Shares	Special Shares	Additional Paid in Capital	Accumulated Other Comprehensive Loss	Deficit	Total
Six months ended June 30, 2026	Shares	Amount
January 1, 2026	422,966,333	$681,343	$-	$-	$237,696	$(1,203)	$(951,279)	$(33,443)
Conversion of restricted share units, net of shares withheld for taxes	8,689,551	15,688	-	-	(15,688)	-	-	-
Exercise of stock options	2,045,126	10,248	-	-	(7,529)	-	-	2,719
Share purchase under Employee Share Purchase Plan	25,191	82	-	-	(26)	-	-	56
Allseas obligation settled with equity	-	-	-	-	43,176	-	-	43,176
Share-based compensation and expenses settled with equity	-	-	-	-	40,777	-	-	40,777
Loss for the period	-	-	-	-	-	-	(80,722)	(80,722)
June 30, 2026	433,726,201	$707,361	$-	$-	$298,406	$(1,203)	$(1,032,001)	$(27,437)

	Common Shares		Preferred Shares	Special Shares	Additional Paid in Capital	Accumulated Other Comprehensive Loss	Deficit	Total
Six months ended June 30, 2025	Shares	Amount
January 1, 2025	340,708,460	$477,217	$-	$-	$138,303	$(1,203)	$(631,435)	$(17,118)
Issuance of shares and warrants to Korea Zinc, net of expenses	19,623,376	71,686	-	-	13,432	-	-	85,118
Issuance of shares and warrants under 2025 Registered Direct Offering, net of expenses	9,000,000	17,640	-	-	12,087	-	-	29,727
Issuance of shares and warrants under 2024 Registered Direct Offering, net of expenses	5,000,000	2,237	-	-	2,763	-	-	5,000
Shares issued from ATM	7,542,996	14,784	-	-	-	-	-	14,784
Exercise of Class A warrants	250,000	724	-	-	3,053	-	-	3,777
Exercise of Class B warrants	4,833,096	6,451	,	,	(3,801)	-	-	2,650
Conversion of restricted share units, net of shares withheld for taxes	9,472,733	14,042	-	-	(14,042)	-	-	-
Exercise of stock options	712,124	1,453	-	-	(991)	-	-	462
Share purchase under Employee Share Purchase Plan	12,533	12	-	-	(2)	-	-	10
Nauru Warrant Cost	-	-	-	-	33,079	-	-	33,079
Share-based compensation and expenses settled with equity	-	-	-	-	19,300	-	-	19,300
Loss for the period	-	-	-	-	-	-	(94,929)	(94,929)
June 30, 2025	397,155,318	$606,246	$-	$-	$203,181	$(1,203)	$(726,364)	$81,860

TMC the metals company Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands of US Dollars)

(Unaudited)

	Six months ended June 30, 2026	Six months ended June 30, 2025
Cash used in operating activities
Loss for the period	$(80,722)	$(94,929)
Items not affecting cash:
Allseas obligation settled with equity	35,308	-
Charge on Allseas settlement	7,868	-
Nauru warrant cost	-	33,079
Amortization	78	116
Accrued interest on credit facilities	-	128
Lease expense	954	954
Share-based compensation and expenses settled with equity	40,777	19,300
Equity-accounted investment (income) loss	4,523	(54)
Gain on dilution of investment	(23,071)	-
Change in fair value of warrants liability	(12,824)	16,670
Unrealized foreign exchange movement	(890)	4,687
Interest paid on amounts drawn from credit facilities and short-term debt	-	(693)
Changes in working capital:
Receivables and prepayments	296	332
Accounts payable and accrued liabilities	6,988	401
Net cash used in operating activities	(20,715)	(20,009)

Investing activities
Investment in investee	(1,000)	-
Acquisition of equipment and software	(68)	(120)
Proceeds from investee distribution	152	346
Net cash (used in) generated from investing activities	(916)	226

Financing activities
Proceeds from Korea Zinc Private Placement	-	85,165
Proceeds from Registered Direct Offerings	-	35,010
Expenses paid for Registered Direct Offerings	-	(492)
Proceeds from shares issued from ATM	-	14,784
Proceeds from exercise of Class A warrants	-	3,777
Proceeds from exercise of Class B warrants	-	2,650
Repayment of drawn amount on credit facilities	-	(1,797)
Repayment of Allseas Working Capital Loan	-	(7,500)
Proceeds from exercise of stock options	2,719	462
Proceeds from Employee Share Purchase Plan	56	10
Net cash provided by financing activities	2,775	132,069
(Decrease) increase in cash	$(18,856)	112,286
Impact of exchange rate changes on cash	(122)	(7)
Cash - beginning of period	117,633	3,480
Cash - end of period	$98,655	115,759